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                      August 4, 2022

       Christopher van Tienhoven
       Chief Executive Officer
       Patagonia Gold Corp.
       2200 HSBC Building, 885 West Georgia Street
       Vancouver, British Columbia Canada
       V6C 3E8

                                                        Re: Patagonia Gold
Corp.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed May 2, 2022
                                                            File No. 333-182072

       Dear Mr. van Tienhoven:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Antonio Martinis